CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”), effective as of April 25, 2014 (the “Effective Date”), is made by and between Rowan Companies plc, a public limited company incorporated under the laws of England and Wales (the “Company”), and Thomas P. Burke (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of the Company and its shareholders to foster the continued employment of key management personnel;

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders;

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company’s management, including the Executive, to their assigned duties without the distraction of potentially disturbing circumstances arising from the possibility of a Change in Control; and

WHEREAS, the Company wishes to enter into this Agreement to protect the Executive’s reasonable expectations regarding compensation and duties if a Change in Control occurs, thereby encouraging the Executive to remain in the employ of the Company notwithstanding the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.                  Term of Agreement. The Term of this Agreement shall commence on the Effective Date hereof and shall continue in effect through December 31, 2015; provided, however, that commencing on January 1, 2015 and each January 1 thereafter (each, an “Extension Date”), the Term shall automatically be extended for one additional year (i.e., resulting in a two-year Term on the Extension Date) unless, not later than September 30 of the year immediately preceding the Extension Date, the Company or the Executive shall have given written notice to the other party hereto not to extend the Term; and further provided, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than three years following the event which constitutes a Change in Control.

2.                  Company’s General Obligations; Acknowledgement.

2.1 In order to induce the Executive to remain in the employ of the Company or an Affiliate, as applicable, and in consideration of the Executive’s covenants set forth in Section 7, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 10.1, no Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 5.1, there shall be deemed to have been) a termination of the Executive’s employment with the Company or an Affiliate thereof following a Change in Control and during the Term.

2.2 The Executive and the Company acknowledge and agree that, notwithstanding anything herein or in any Prior Agreement (as defined below), in no event shall the sale of LeTourneau Technologies, Inc. that occurred on June 22, 2011 constitute or be deemed to constitute a Change in Control for purposes of this Agreement (including, without limitation, for purposes of determining whether a Qualifying Termination has occurred).

3.                  Compensation Other Than Severance Payments.

3.1              Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s duties with the Company or an Affiliate thereof as a result of incapacity due to physical or mental illness, the Company shall continue to pay the Executive’s Base Salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of the Company’s or its Affiliates’ written plans as in effect during such period, until the Executive’s employment is terminated by the Company for Disability.

3.2              Following a Change in Control and during the Term, in the event of the Executive’s death, the Company shall pay to the Executive’s estate, the Executive’s Base Salary, together with all compensation and benefits payable to the Executive under the terms of the Company’s or its Affiliates’ written plans as in effect immediately prior to the date of death, through the date of the Executive’s death.

3.3              If the Executive’s employment is terminated following a Change in Control and during the Term by the Executive for Good Reason or by the Company for any reason other than due to the Executive’s Disability or death, then, in addition to any payments and benefits the Executive is entitled to receive under Section 5 below, if any, the Company shall pay the Executive’s Base Salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s or its Affiliates’ written plans as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

4.                  Accelerated Vesting.

Upon the occurrence of a Change in Control during the Term, all unvested awards, including, without limitation, any restricted shares, restricted share units, share appreciation rights, performance units, dividend equivalent rights, options, bonus shares or other performance awards, if any (but excluding, for the avoidance of doubt, the Executive’s short-term annual incentive bonus, if any), granted to the Executive under the Company’s incentive plans (such plans, collectively, the “Plans,” and any such awards, collectively, the “Awards”), shall become immediately fully vested and where applicable, exercisable, all restrictions and conditions thereon shall be deemed satisfied in full, and all limitations shall be deemed expired unless otherwise provided in the applicable award documents. Any vested share options or share appreciation rights held by the Executive shall be exercisable until the earlier of (i) the second anniversary of the Change in Control or (ii) the original maximum term of the share option or share appreciation right, as applicable. Notwithstanding the foregoing, the Board retains the right to cancel outstanding Awards in exchange for cash (or other consideration) with respect to all Awards granted under the Plans, pursuant to the terms and conditions of the Plans.

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5.                  Severance Payments.

5.1              If the Executive incurs a Qualifying Termination during the Term, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, set forth in this Section 5.1 (“Severance Payments”) in addition to any payments and benefits to which the Executive is entitled under Sections 3 and/or 4, as applicable.

(A)                         In lieu of any severance payments and benefits otherwise payable to the Executive under any plan or arrangement between the Company or an Affiliate thereof and the Executive, on or before the 14th day following the Executive’s Date of Termination, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to:

(I)                            2.99 multiplied by the sum of (a) the Executive’s Base Salary plus (b) the greater of (1) the Executive’s average short-term incentive bonuses awarded to the Executive in respect of the three calendar years prior to the year in which the Date of Termination occurs or (2) the Executive’s target short-term incentive bonus under the Company’s or one of its Affiliate’s then-current annual incentive plan for the calendar year in which the Date of Termination occurs, plus

(II)                         an amount equal to the sum of (a) with respect to the non-discretionary portion of the Executive’s short-term incentive bonus opportunity for the calendar year of Executive’s Date of Termination under the Company’s or one of its Affiliate’s then-current annual incentive plan, the amount that would be payable assuming the applicable performance period ended as of the month-end immediately preceding the Date of Termination and based on the attainment of such measures as of such month-end, and multiplied by a fraction the numerator of which is the number of days from January 1 through the Date of Termination and the denominator on which is 365, and (b) with respect to the discretionary portion of the Executive’s short-term incentive bonus opportunity for the calendar year of Executive’s Date of Termination under the Company’s or one of its Affiliate’s then-current annual incentive plan, the amount equal to the Executive’s target short-term incentive bonus, pro-rated as set forth in clause (a) immediately above, plus

(III)                      a lump-sum amount equal to any forfeited account balance or accrued benefit under any tax-qualified plans maintained by the Company or its Affiliates, with the amount of any forfeited defined benefit plan benefit determined using the actuarial factors then used under such plan for conversion of a benefit to a lump sum amount, plus

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(IV)                      any accrued but unused vacation and sick pay as of the Date of Termination.

(B)                          During the period ending on the earlier of the 36-month anniversary of the Date of Termination or the date the Executive becomes eligible for healthcare under a subsequent employer’s health plan (in either case, such period, the “Medical Coverage Period”), the Company or one of its Affiliates shall provide the Executive, and the Executive’s covered dependents as of the Date of Termination, with Medical Coverage substantially similar to that provided to the Executive and such covered dependents immediately prior to the Date of Termination, at no greater cost to the Executive than the cost to the Executive immediately prior to such date. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Executive under its group health plans or cannot provide the benefit without violating applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the Medical Coverage Period (or the remaining portion thereof).

(C)                          The Company or one of its Affiliates shall provide the Executive with outplacement services from a service provider selected by the Committee, in accordance with Company practices applicable to similarly-situated executives, for a period of one year from the Date of Termination or, if earlier, until the first acceptance by the Executive of an offer of employment from a subsequent employer; provided, however, that the aggregate amount of the cost incurred by the Company for such outplacement services shall not exceed $25,000, which will be billed directly to the Company or one of its Affiliates.

5.2              Excise Tax.

(A) In the event that any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of the Executive (including, without limitation, the accelerated vesting of incentive or equity awards held by the Executive), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”) (i) constitute “parachute payments” within the meaning of Code Section 280G, and (ii) but for this Section 5.2 would be subject to the Excise Tax, then the Payments hereunder shall be either (a) provided to the Executive in full, or (b) reduced to the extent necessary so that no portion of such Payments is subject to the Excise Tax, whichever of the foregoing amounts, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Executive of the greatest amount of Payments. In the event of a reduction of Payments under Section 5.2(A)(ii)(b) above, such reduction shall be made from the cash amounts payable under Section 5.1(A)(I), then Section 5.1(A)(II), and finally Section 5.1(A)(III). No reductions will be made other than those described in the preceding sentence regardless of the after-tax effect thereof.

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(B) All determinations required to be made under this Section 5.2 shall be made by the Company’s accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and the Executive. For purposes of making the calculations required by this Section 5.2, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 5.2. In any event that, notwithstanding anything to the contrary herein, any reduction in benefits under this Section 5.2 shall be made in a manner consistent with the requirements of Section 409A, and, to the extent required to avoid the imposition of any tax or penalty under Section 409A, where two different cash Payments are subject to potential reduction but payable at different times, such amounts shall be reduced on a pro rata basis.

6.                  Legal Fees and Expenses.

The Company or one of its Affiliates shall pay to the Executive all reasonable legal fees and expenses in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement. Any such payment shall be due upon delivery of the Executive’s written request for payment accompanied with such evidence of such legal fees and expenses incurred as the Company or one of its Affiliates reasonably may require. Any such payment shall be made on the last business day of the calendar month following the month in which the payment becomes due; provided, however, that any such payment shall be made not later than the close of the Executive’s taxable year following the taxable year in which the legal fee or expense is incurred by the Executive. In no event shall any reimbursement be made to the Executive for reasonable legal fees or expenses incurred pursuant to this Section 6 after the later of (i) the fifth anniversary of the date of Executive’s death or (ii) the date that is five years after the date of Executive’s Date of Termination with the Company or an Affiliate thereof.

7.                  Confidential Information and Non-Solicitation.

7.1              Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates (including, without limitation, Rowan US) (together, the “Company Group”) all trade secrets and information, knowledge or data relating to the Company Group and their respective businesses treated as confidential by the Company Group, in any case, which shall have been obtained by the Executive during the Executive’s employment by the Company Group and which shall not have been or hereafter become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (hereinafter being collectively referred to as “Confidential Information”). The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company. Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 7.1. The Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company or an Affiliate thereof at any time upon request by the Company of an Affiliate thereof and upon the termination of his employment for any reason and upon the expiration of the Term.

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7.2              Non-Solicitation. During the Restricted Period, the Executive agrees that the Executive will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following: solicit the employment or services of, or hire, any person who was known to be employed by or was a known consultant to the Company Group upon the Date of Termination, or within six months prior thereto.

7.3              Additional Matters. The Executive and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Confidential Information and the Company Group’s goodwill. The Executive and the Company further agree and acknowledge that the provisions of this Section 7 are reasonably necessary to protect the Company’s legitimate business interests and are designed to protect the Confidential Information and the Company Group’s goodwill. The Executive agrees that the scope of the restrictions as to time, and scope of activity in this Section 7 are reasonably necessary for the protection of the Company Group’s legitimate business interests and are not oppressive or injurious to the public interest. The Executive agrees that, in the event of a breach or threatened breach of any of the provisions of this Section 7, the Company shall be entitled to injunctive relief against the Executive’s activities to the extent allowed by law. The Executive further agrees that any breach or threatened breach of any of the provisions of this Section 7 would cause irreparable injury to the Company for which it would have no adequate remedy at law. The Company and the Executive agree that the remedies specified in this Section 7.3 constitute the Company’s sole remedies for a breach of the provisions of this Section 7 by the Executive.

8.                  Termination Procedures.

8.1              Notice of Termination. After a Change in Control and during the Term, any termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth the Date of Termination.

8.2              Date of Termination. “Date of Termination,” with respect to any termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such 30 day period), (ii) if the Executive incurs a Qualifying Termination within six months prior to a Change in Control, the date on which such Change in Control occurs, and (iii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination which, in the case of a termination for Cause and, in the case of a termination by the Executive, shall not be less than 15 days nor more than 60 days, respectively, from the date such Notice of Termination is given.

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9.                  No Mitigation.

The Company agrees that, if the Executive’s employment with the Company or an Affiliate thereof terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Sections 3, 4 and/or 5, as applicable, hereof. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer or by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

10.              Successors; Binding Agreement.

10.1          In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement in writing prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to incur a Qualifying Termination during the Term, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

10.2          This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

11.              Notices

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive’s signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

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To the Company:

Rowan Companies plc
2800 Post Oak Boulevard, Suite 5450
Houston, TX 77056
Attention: Company Secretary

12.              Miscellaneous

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by the parties, including, without limitation, that certain Change in Control Agreement, by and between the Executive and the Company, dated as of January 1, 2010, as amended and supplemented from time to time, that certain Amended and Restated Change in Control Agreement, by and between the Executive and the Company, dated as of July 18, 2011, as amended and supplemented from time to time, and that certain letter agreement between the Executive and the Company, dated as of July 18, 2011, relating to the sale of LeTourneau Technologies, Inc. (collectively, the “Prior Agreements”). The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Section 5 hereof) shall survive such expiration.

13.              Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.              Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.              Settlement of Disputes

All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing within 30 days after written notice of the claim is provided to the Company in accordance with Section 11 and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Committee a decision of the Committee within 60 days after notification by the Committee that the Executive’s claim has been denied.

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16.              Employment

This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company or an Affiliate thereof, the Executive shall not have any rights to be retained in the employ of the Company or any of its Affiliates.

17.              Definitions

For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A)                         “Accounting Firm” shall have the meaning set forth in Section 5.2(B) hereof.

(B)                          “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(C)                          “Base Salary” shall mean the normal or customary annual salary as regularly paid by the Company including any portion which the Executive has deferred.

(D)                         “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(E)                          “Board” shall mean the Board of Directors of the Company.

(F)                           “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 8.1 hereof) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, (iii) the material breach of Company policy by the Executive, specifically including the Company’s code of conduct, or (iv) the Executive has been convicted of or pled nolo contendere to a misdemeanor involving moral turpitude or a felony.

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(G)                         A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred on or following the Effective Date:

(I)                            any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (i)  the Company or any of its subsidiaries, (ii) any employee benefit plan of the Company or any of its subsidiaries, (iii) any Affiliate of the foregoing, (iv) any company owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company or (v) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the voting shares of the Company then outstanding; or

(II)                         individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition of Change in Control, any individual becoming a member of the Board subsequent to the Effective Date whose nomination or appointment to the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board; or

(III)                      the consummation of any merger, reorganization, business combination or consolidation of the Company or one of its subsidiaries (a “Business Combination”) with or into any other entity, other than a merger, reorganization, business combination or consolidation which would result in (i) the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company or (ii) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non-corporate entity, resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(IV)                      the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than (i) a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquirer, or parent of the acquirer, of such assets or (ii) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non-corporate entity, resulting from such sale or disposition were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or disposition; or

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(V)                         the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(H)                         “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(I)                            “Committee” shall mean the compensation committee of the Board, or such other committee designated by the Board.

(J)                            “Company” shall mean Rowan Companies plc and, except in determining under Section 17(G) hereof whether or not any Change in Control has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(K)                         “Company Group” shall have the meaning set forth in Section 7.1 hereof.

(L)                          “Confidential Information” shall have the meaning set forth in Section 7.1 hereof.

(M)                        “Date of Termination” shall have the meaning set forth in Section 8.2 hereof.

(N)                         “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within 30 days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(O)                         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(P)                           “Excise Tax” shall mean any excise tax imposed under Code Section 4999.

(Q)                         “Executive” shall mean the individual named in the first paragraph of this Agreement.

(R)                          “Extension Date” shall have the meaning set forth in Section 1 hereof.

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(S)                           “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in clause (ii) of the second sentence of Section 5.1 hereof, of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I) below, such act or failure to act is corrected prior to the end of the Company’s cure period specified below:

(I)                            the assignment to the Executive of any duties materially inconsistent with the Executive’s status as a senior executive officer of the Company or a material adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control;

(II)                         a material reduction by the Company in the Executive’s annual compensation, inclusive of bonuses and equity awards, as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board reductions similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company; or

(III)                      the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment immediately prior to the Change in Control.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. No act or omission shall constitute “Good Reason” for purposes of this Agreement unless the Executive provides to the Company (i) a written notice clearly and fully describing the particular acts or omissions which the Executive reasonably believes in good faith constitute “Good Reason” within 90 days of the first date of such acts or omissions, and (ii) an opportunity for the Company, within 30 days following its receipt of such notice, to cure such acts or omissions. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(T)                           “Medical Coverage” shall mean medical and dental benefits, including the executive medical reimbursement program benefits and reimbursements for annual physical examinations for the Executive and his dependents.

(U)                         “Notice of Termination” shall have the meaning set forth in Section 8.1 hereof.

(V)                         “Payments” shall have the meaning set forth in Section 5.2 hereof.

(W)                        “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

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(X)                         “Plans” shall have the meaning set forth on Section 4 hereof.

(Y)                         “Qualifying Termination” shall mean a termination of the Executive’s employment during the Term (i) by the Company without Cause or by the Executive for Good Reason, in either case, at any time following a Change in Control, (ii) by the Company without Cause within six months prior to a Change in Control if such termination was at the request, direction or suggestion, directly or indirectly, of a Person who has entered into an agreement or with whom the Company contemplates will enter into an agreement with the Company the consummation of which would constitute a Change in Control or (iii) by the Executive for Good Reason within six months prior to a Change in Control and the circumstance or event which constitutes Good Reason occurs at the request, direction or suggestion, directly or indirectly, of such Person described in clause (ii) hereof.

(Z)                          “Restricted Period” shall mean one year.

(AA)                   “Rowan US” shall mean Rowan Companies, Inc., a Delaware corporation.

(BB)                    “Section 409A” shall mean Code Section 409A and the rules and regulations issued thereunder by the Department of Treasury and the Internal Revenue Service.

(CC)                    “Severance Payments” shall have the meaning set forth in Section 5.1 hereof.

(DD)                   “Term” shall mean the period of time described in Section 1 hereof (including any extension, continuation or termination described therein).

18.              Time of Reimbursements

All reimbursements pursuant to this Agreement shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) such that the reimbursements will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amounts reimbursed under Section 5 during the Executive’s taxable year may not affect the amounts reimbursed in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

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19.              Section 409A Compliance

The amounts payable under this Agreement are intended to comply with or be exempt from Section 409A and the provisions of this Agreement will be construed accordingly. If a provision of the Agreement would result in the imposition of an applicable tax under Section 409A, such provision shall be reformed to avoid imposition of the applicable tax if permissible and no such action taken to comply with Section 409A shall be deemed to adversely affect the rights or benefits of the Executive hereunder.

If the Executive is deemed to be a “Specified Employee” as of the date of his “Separation from Service” (each as defined in Section 409A) as determined by the Company, the payment of any amount under this Agreement on account of Separation from Service that is deferred compensation subject to Section 409A and not otherwise exempt from Section 409A, shall not be paid before the earliest of (i) the first business day that is at least six months after the date of the Executive’s Separation from Service, (ii) the date of the Executive’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. This provision shall be applied by accumulating all payments that otherwise would have been paid within six months of the Executive’s Separation from Service and paying such accumulated amounts, without interest, at the earliest date as described in the preceding sentence and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified herein.

All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment under this Agreement is treated as a separate payment for purposes of applying Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date above first written.

ROWAN COMPANIES PLC

By:
Melanie M. Trent
Senior Vice President, CAO & Corporate Secretary

EXECUTIVE:

By:
Thomas P. Burke
c/o Rowan Companies, Inc.
2800 Post Oak Blvd., Suite 5450
Houston, Texas 77056

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